Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-83962) on Form S-8 of CEMEX, S.A.B. de C.V. of our report dated June 28, 2018, with respect to the statements of net assets available for benefits of CEMEX, Inc. Savings Plan as of December 31, 2017 and 2016, the related statement of changes in net assets available for benefits for the year ended December 31, 2017, and the related supplemental schedule, which report appears in the December 31, 2017 annual report on Form 11-K of CEMEX, Inc. Savings Plan.

/s/ DoerenMayhew

Houston, Texas

June 28, 2018